                               OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                               MINOLTA-QMS, INC.
                                       AT
                              $6.00 NET PER SHARE
                                       BY
                          MINOLTA INVESTMENTS COMPANY,
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                               MINOLTA CO., LTD.
---------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON TUESDAY, OCTOBER 31, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                 October 3, 2000

TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

    Minolta Investments Company, a Delaware corporation ("Purchaser") and wholly-owned subsidiary of Minolta Co., Ltd., a Japanese corporation ("Parent"), offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Minolta-QMS, Inc., a Delaware corporation (the "Company"), including the associated rights to purchase shares of the Series A Participating Preferred Stock of the Company issued pursuant to the Rights Agreement (as defined in the Offer to Purchase) (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $6.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 3, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 13, 2000, among Parent, Purchaser and the Company. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.  The Offer to Purchase, dated October 3, 2000;

    2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

    3. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Offer to Purchase);

    4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;
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    5.  A letter to stockholders of the Company from Edward E. Lucente,
       President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated
       October 3, 2000, which has been filed with the Securities and Exchange Commission, which includes the recommendation of the Board of Directors of the Company that stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in the section "THE TENDER OFFER--Section 2. Acceptance for Payment and Payment" of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

    Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

    Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 31, 2000, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the section "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,
                                          Minolta Investments Company
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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU THE
AGENT OF PURCHASER, PARENT, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.